May 2011
Pricing Sheet dated May 17, 2011 relating to Preliminary Pricing Supplement No. 785 dated May 5, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Buffered Securities Based on the Value of the Nikkei 225 Index due May 20, 2015
PRICING TERMS – MAY 17, 2011
Issuer:	Morgan Stanley
Issue price:	$10,000 per security
Stated principal amount:	$10,000 per security
Pricing date:	May 17, 2011
Original issue date:	May 20, 2011 (3 business days after the pricing date)
Maturity date:	May 20, 2015
Aggregate principal amount:	$4,500,000
Interest:	None
Underlying index:	Nikkei 225 Index (the “index”)
Payment at maturity:	• If the final index value is greater than the initial index value: $10,000 + the upside payment

•  If the final index value is less than or equal to the initial index value but greater than or equal to 95% of the initial index value, meaning the value of the index has remained unchanged or has declined by an amount less than or equal to the buffer amount of 5% from its initial value:
$10,000

•  If the final index value is less than 95% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 5% from its initial value:
$10,000 x (index performance factor + 5%)

Because the index performance factor will be less than 95% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $10,000, subject to the minimum payment at maturity of $500 per security.

Upside payment:	$10,000 x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Buffer amount:	5%
Index performance factor:	final index value / initial index value
Initial index value:	9,567.02, which is the closing value of the index on the pricing date
Final index value:	The closing value of the index on the valuation date
Valuation date:	May 15, 2015, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:	None
Minimum payment at maturity:	$500 per security
CUSIP:	617482UE2
ISIN:	US617482UE24
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Description of Securities–Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10,000	$300	$9,700
Total	$4,500,000	$135,000	$4,365,000
(1)      For additional information see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 785 dated May 5, 2011
Prospectus Supplement dated December 23, 2008                Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.